Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Steve Eagerton	Michelle Kersch
Black Knight	Black Knight
904.854.3683	904.854.5043
steven.eagerton@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports First Quarter 2020 Financial Results

•	Revenues of $290.7 million

•	Adjusted Revenues of $290.8 million

•	Net earnings of $50.1 million, or $0.34 per diluted share

•	Adjusted Net Earnings of $69.4 million, or $0.47 per diluted share

•	Adjusted EBITDA of $140.1 million

JACKSONVILLE, Fla. - May 5, 2020 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the first quarter of 2020.

Revenues for the first quarter of 2020 increased 3% to $290.7 million compared to $283.1 million in the prior year quarter. Earnings before equity in earnings (losses) of unconsolidated affiliates increased 13% to $44.5 million compared to $39.3 million in the prior year quarter. Net earnings for the first quarter of 2020 increased 93% to $50.1 million compared to $26.0 million in the prior year quarter. Diluted EPS increased 89% to $0.34 compared to $0.18 in the prior year quarter. For the first quarter of 2020, the effect of our indirect investment in The Dun and Bradstreet Corporation (the "D&B Investment") was an increase of Net earnings of $5.6 million, or $0.04 per diluted share, compared to a reduction of Net earnings of $13.3 million, or $0.09 per diluted share, in the prior year quarter. Net earnings margin was 17.2% compared to 9.2% in the prior year quarter.

Adjusted Revenues for the first quarter of 2020 increased 3% to $290.8 million compared to $283.2 million in the prior year quarter. Adjusted Net Earnings for the first quarter of 2020 increased 5% to $69.4 million compared to $65.9 million in the prior year quarter. Adjusted EPS for the first quarter of 2020 increased 7% to $0.47 per diluted share compared to $0.44 per diluted share in the prior year quarter.

Adjusted EBITDA for the first quarter of 2020 increased 2% to $140.1 million compared to $137.1 million in the prior year quarter. Adjusted EBITDA Margin was 48.2% compared to 48.4% in the prior year quarter.

Black Knight Chairman Bill Foley said, "We are pleased with our results for the first quarter, where we delivered Adjusted Revenues growth of 3% and Adjusted EBITDA growth of 2%. Our underlying business fundamentals remain strong and our performance highlights the strength of our comprehensive solution set. While there have been significant industry impacts due to COVID-19, Black Knight is well-positioned to meet the challenges presented by the current pandemic while continuing to execute against our long-term strategic initiatives."

“First and foremost, it is Black Knight’s top priority to ensure the health and safety of our employees as we remain focused on providing exceptional service to our clients. With more than 99% of our employees working from home, I am proud of how our team has risen to the challenge with their dedication and professionalism," said Black Knight Chief Executive Officer Anthony Jabbour. "With the significant industry impacts we have seen, I believe it is our duty to serve in a leadership role during these unprecedented times. Black Knight is the only company with real-time visibility into the majority of active mortgage loans in the United States and the ability to integrate that data with our robust analytics. As a result, we are uniquely positioned to provide in-

depth insight into forbearance, loss mitigation and default trends. This data along with our other solutions are key to enabling our clients to work more closely with their consumers to help originate loans despite social distancing, to implement forbearance plans and to prepare for the expected rise in loss mitigation and defaults when the forbearance time period is over.”

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted EPS and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort. For the same reasons, Black Knight is unable to address the probable significance of the information.

Segment Information

Software Solutions
Revenues for the first quarter of 2020 increased 0.5% to $244.7 million compared to $243.5 million in the prior year quarter. EBITDA decreased 1% to $139.4 million compared to $140.7 million, with an EBITDA margin of 57.0% compared to 57.8% in the prior year quarter.

Data and Analytics

Revenues for the first quarter of 2020 increased 16% to $46.1 million compared to $39.7 million in the prior year quarter. EBITDA increased 47% to $14.6 million compared to $9.9 million, with an EBITDA margin of 31.7%, an increase of 680 basis points compared to the prior year quarter.

Balance Sheet

As of March 31, 2020, we had cash of $66.5 million and debt of $1,635.6 million. As of March 31, 2020, we had available capacity of $334.0 million on our revolving credit facility.

Business Outlook

Jabbour continued, “While our first quarter results exceeded our expectations, the extraordinary effects of the broad-based response to the COVID-19 outbreak have delayed the timing of certain revenues, which is reflected in our revised outlook for full-year 2020. Specifically, we have seen lower foreclosure-related volumes in our Specialty Servicing software business due to the foreclosure moratorium and expect this to continue with forbearance plans offered as part of the CARES Act. As we move forward, we remain committed to maintaining our disciplined approach to managing capital and expenses in this uncertain environment, while continuing to make investments to deliver innovative and integrated solutions to our clients.”
Black Knight's updated full year 2020 outlook is as follows:

•	Revenues and Adjusted Revenues are expected to be in the range of $1,164 million to $1,184 million.

•	Adjusted EPS is expected to be in the range of $1.90 to $1.97.

•	Adjusted EBITDA is expected to be in the range of $568 million to $583 million.

The foregoing forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the first quarter 2020 financial results on May 5, 2020, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (855) 327-6837, or for international callers (631) 891-4304. A replay will be available from 11:30 a.m. ET on May 5, 2020, through May 12, 2020, by dialing (844) 512-2921, or for international callers (412) 317-6671. The replay passcode will be 10009323.

The call will also be webcast live from Black Knight's investor relations website at https://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted EPS. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company.
These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Revenues, EBITDA and EBITDA margin for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Impairment charges;

•	Interest expense, net;

•	Income tax expense;

•	Other expense, net;

•	Equity in (earnings) losses of unconsolidated affiliates, net of tax;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings;

•	acquisition-related costs, including costs pursuant to purchase agreements; and

•	costs associated with expense reduction initiatives.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	equity in (earnings) losses of unconsolidated affiliates, net of tax;

•
the net incremental depreciation and amortization adjustments associated with the application of purchase accounting, primarily related to the Fidelity National Financial, Inc. acquisition of a predecessor of Black Knight in January 2014;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings;

•	acquisition-related costs, including costs pursuant to purchase agreements;

•	costs associated with expense reduction initiatives;

•	significant legal matters; and

•	adjustment for income tax expense primarily related to the tax effect of the non-GAAP adjustments.

Adjusted EPS - Adjusted EPS is calculated by dividing Adjusted Net Earnings by the diluted weighted average shares of common stock outstanding.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•
changes in general economic, business, regulatory and political conditions, including those resulting from pandemics such as COVID-19, particularly as they affect foreclosures and the mortgage industry;

•	the outbreak of COVID-19 and measures to reduce its spread, including the effect of governmental or voluntary actions such as business shutdowns and stay-at-home orders;

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our clients;

•	changes to the laws, rules and regulations that affect our and our clients’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace or to achieve our growth strategies;

•	our ability to protect our proprietary software and information rights;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our investment in Star Parent, L.P. and the operation of its indirect subsidiary, The Dun and Bradstreet Corporation; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the SEC.

BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$66.5	$15.4
Trade receivables, net	180.8	175.1
Prepaid expenses and other current assets	73.2	64.8
Receivables from related parties	0.4	0.2
Total current assets	320.9	255.5
Property and equipment, net	170.5	176.9
Computer software, net	430.3	406.0
Other intangible assets, net	154.9	150.0
Goodwill	2,386.9	2,361.4
Investments in unconsolidated affiliates	302.7	294.9
Deferred contract costs, net	163.2	159.3
Other non-current assets	151.4	158.8
Total assets	$4,080.8	$3,962.8
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$62.9	$65.3
Accrued compensation and benefits	42.2	65.5
Current portion of debt	84.1	79.1
Deferred revenues	52.5	50.9
Total current liabilities	241.7	260.8
Deferred revenues	106.1	98.0
Deferred income taxes	181.0	185.3
Long-term debt, net of current portion	1,551.5	1,465.1
Other non-current liabilities	80.9	55.1
Total liabilities	2,161.2	2,064.3
Equity:
Additional paid-in capital	1,562.7	1,586.8
Retained earnings	540.0	490.6
Accumulated other comprehensive loss	(41.0)	(20.2)
Treasury stock, at cost	(142.1)	(158.7)
Total equity	1,919.6	1,898.5
Total liabilities and equity	$4,080.8	$3,962.8

BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(In millions, except per share data)
(Unaudited)

	Three months ended March 31,
	2020	2019
Revenues	$290.7	$283.1
Expenses:
Operating expenses	162.4	160.0
Depreciation and amortization	57.7	56.9
Transition and integration costs	2.4	0.9
Total expenses	222.5	217.8
Operating income	68.2	65.3
Other income and expense:
Interest expense, net	(14.7)	(15.0)
Other expense, net	(0.8)	(0.3)
Total other expense, net	(15.5)	(15.3)
Earnings before income taxes and equity in earnings (losses) of unconsolidated affiliates	52.7	50.0
Income tax expense	8.2	10.7
Earnings before equity in earnings (losses) of unconsolidated affiliates	44.5	39.3
Equity in earnings (losses) of unconsolidated affiliates, net of tax	5.6	(13.3)
Net earnings	$50.1	$26.0

Net earnings per share:
Basic	$0.34	$0.18
Diluted (1)	$0.34	$0.18
Weighted average shares of common stock outstanding:
Basic	148.0	147.5
Diluted (1)	148.7	148.2
______________

(1)	For the periods presented, potentially dilutive securities include unvested restricted stock awards.

BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$50.1	$26.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	57.7	56.9
Amortization of debt issuance costs and original issue discount	0.7	0.7
Deferred income taxes, net	1.1	3.0
Equity in (earnings) losses of unconsolidated affiliates, net of tax	(5.6)	13.3
Equity-based compensation	10.7	13.3
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade and other receivables, including receivables from related parties	(1.4)	3.1
Prepaid expenses and other assets	(5.3)	0.1
Deferred contract costs	(12.8)	(8.0)
Deferred revenues	(0.4)	(1.0)
Trade accounts payable and other liabilities	(34.3)	(43.3)
Net cash provided by operating activities	60.5	64.1
Cash flows from investing activities:
Additions to property and equipment	(3.5)	(3.8)
Additions to computer software	(18.2)	(18.9)
Business acquisition, net of cash acquired	(50.4)	—
Investments in unconsolidated affiliate	—	(375.0)
Asset acquisition	(15.0)	—
Net cash used in investing activities	(87.1)	(397.7)
Cash flows from financing activities:
Revolver borrowings	246.6	542.4
Revolver payments	(140.6)	(198.4)
Term loan payments	(7.8)	(7.8)
Finance lease payments	(2.3)	—
Tax withholding payments for restricted share vesting	(18.2)	(10.9)
Net cash provided by financing activities	77.7	325.3
Net increase (decrease) in cash and cash equivalents	51.1	(8.3)
Cash and cash equivalents, beginning of period	15.4	20.3
Cash and cash equivalents, end of period	$66.5	$12.0
Supplemental cash flow information:
Interest paid, net	$(13.9)	$(13.6)
Income taxes (paid) refunded, net	$(0.4)	$1.0

BLACK KNIGHT, INC.
Segment Information
(In millions)
(Unaudited)

	Three months ended March 31, 2020
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$244.7	$46.1	$(0.1)	(1)	$290.7
Expenses:
Operating expenses	105.3	31.5	25.6	(2)	162.4
Transition and integration costs	—	—	2.4	(3)	2.4
EBITDA	139.4	14.6	(28.1)		125.9
Depreciation and amortization	30.3	4.0	23.4	(4)	57.7
Operating income (loss)	109.1	10.6	(51.5)		68.2
Interest expense, net					(14.7)
Other expense, net					(0.8)
Earnings before income taxes and equity in earnings of unconsolidated affiliates					52.7
Income tax expense					8.2
Earnings before equity in earnings of unconsolidated affiliates					44.5
Equity in earnings of unconsolidated affiliates, net of tax					5.6
Net earnings					$50.1

	Three months ended March 31, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$243.5	$39.7	$(0.1)	(1)	$283.1
Expenses:
Operating expenses	102.8	29.8	27.4	(2)	160.0
Transition and integration costs	—	—	0.9	(5)	0.9
EBITDA	140.7	9.9	(28.4)		122.2
Depreciation and amortization	29.9	3.8	23.2	(4)	56.9
Operating income (loss)	110.8	6.1	(51.6)		65.3
Interest expense, net					(15.0)
Other expense, net					(0.3)
Earnings before income taxes and equity in losses of unconsolidated affiliates					50.0
Income tax expense					10.7
Earnings before equity in losses of unconsolidated affiliates					39.3
Equity in losses of unconsolidated affiliates, net of tax					(13.3)
Net earnings					$26.0
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes equity-based compensation, including certain related payroll taxes, of $11.7 million and $13.9 million for the three months ended March 31, 2020 and 2019, respectively.
(3) Transition and integration costs primarily consists of costs associated with acquisitions and expense reduction initiatives.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.
(5) Transition and integration costs primarily consists of costs associated with acquisitions.

BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions)
(Unaudited)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended March 31,
	2020	2019
Revenues	$290.7	$283.1
Deferred revenue purchase accounting adjustment	0.1	0.1
Adjusted Revenues	$290.8	$283.2

Reconciliation of Net earnings to Adjusted EBITDA

	Three months ended March 31,
	2020	2019
Net earnings	$50.1	$26.0
Depreciation and amortization	57.7	56.9
Interest expense, net	14.7	15.0
Income tax expense	8.2	10.7
Other expense, net	0.8	0.3
Equity in (earnings) losses of unconsolidated affiliates, net of tax	(5.6)	13.3
EBITDA	125.9	122.2
Deferred revenue purchase accounting adjustment	0.1	0.1
Equity-based compensation(1)	11.7	13.9
Debt and/or equity offering expenses	0.2	—
Acquisition-related costs	1.4	0.9
Expense reduction initiatives	0.8	—
Adjusted EBITDA	$140.1	$137.1

Net earnings margin	17.2%	9.2%
Adjusted EBITDA Margin	48.2%	48.4%
________________________
(1) Includes accelerated recognition of equity-based compensation expense of $0.2 million and $1.9 million for the three months ended March 31, 2020 and 2019, respectively.

BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Net earnings to Adjusted Net Earnings

	Three months ended March 31,
	2020	2019
Net earnings	$50.1	$26.0
Equity in (earnings) losses of unconsolidated affiliates, net of tax	(5.6)	13.3
Depreciation and amortization purchase accounting adjustment (1)	23.6	23.3
Deferred revenue purchase accounting adjustment	0.1	0.1
Equity-based compensation (2)	11.7	13.9
Debt and/or equity offering expenses	0.2	—
Acquisition-related costs	1.4	0.9
Expense reduction initiatives	0.8	—
Legal matters	0.8	0.2
Income tax expense adjustment	(13.7)	(11.8)
Adjusted Net Earnings	$69.4	$65.9

Adjusted EPS	$0.47	$0.44
Weighted average shares outstanding, diluted	148.7	148.2
________________________
(1) Components of the depreciation and amortization purchase accounting adjustment are as follows:

	Three months ended March 31,
	2020	2019
Other intangible assets	$13.0	$14.5
Computer software	10.7	9.0
Property and equipment	0.2	0.2
Deferred contract costs	(0.3)	(0.4)
Depreciation and amortization purchase accounting adjustment	$23.6	$23.3

(2) Includes accelerated recognition of equity-based compensation expense of $0.2 million and $1.9 million for the three months ended March 31, 2020 and 2019, respectively.